Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement  No. 333-121238 on Form S-11 of our report dated March 24, 2006 on the consolidated financial statements of Cornerstone Core Properties REIT, Inc. and subsidiary as of December 31, 2005 and 2004 and for the year ended December 31, 2005 and for the period from October 22, 2004 (date of inception) to December 31, 2004, appearing in this Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
August 31, 2006